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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Shareholders of
Waypoint Financial Corp.:

We consent to the incorporation by reference in the registration statements (No. 333-52130, No. 333-75352, and 333-75354) on Form S-8 of Waypoint Financial Corp. of our report dated January 21, 2003, except for Note 1, which is as of November 14, 2003, with respect to the consolidated statement of financial condition of Waypoint Financial Corp. as of December 31, 2002 and the related consolidated statements of income, shareholders' equity, and cash flows for the year ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of Waypoint Financial Corp. Our report refers to a change in accounting for goodwill.


                                  /s/ KPMG LLP



Harrisburg, Pennsylvania
November 14, 2003





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